Exhibit 10.2
                                                                    ------------
                                                                  Execution Copy

                                 MATHSOFT, INC.

                                             January  29,  2001

Charles  J.  Digate
MathSoft,  Inc.
101  Main  Street
Cambridge,  MA  02142-1521

Dear  Chuck:

     As you know, the Board of Directors of MathSoft, Inc., now doing business as Insightful Corporation (the "Company"), has requested that you remain as Chairman of the Board of Directors of the Company for an initial six-month period following your resignation as President and CEO and your cessation of employment with the Company on January 31, 2001. It is the desire of the Board of Directors that you will provide independent consulting services and direct involvement with the Company at a level beyond that expected of other directors.

     If you so elect, you shall be retained as a consultant for an initial six-month period ending on July 31, 2001. Such consulting relationship shall cease on or prior to July 31, 2001, in the event of thirty (30) days' written notice from you or the Company to the other party, or upon your resignation or removal from, or failure to be re-elected to, the Board of Directors of the Company. This letter outlines the terms of the consulting responsibilities and consideration you shall receive for performing such consulting services. Upon your acceptance of these terms, as indicated below, this letter shall be a binding agreement between you and the Company.

     As discussed previously, on or before January 31, 2001, you agree to officially resign as the Chief Executive Officer and President of MathSoft. Thereafter, you shall continue to serve as a non-employee director and as the Chairman of the Board of Directors subject to reelection by MathSoft's shareholders. As the Chairman of the Board of Directors, you shall continue to preside at meetings of the Board and stockholders.

     Your duties as a consultant shall include contributing, as you and the Board mutually determine, to the strategic business activities of the Company. By way of example, your services may include advising the Chief Executive
Officer on managing a public company, enhancing strategic alliances and partnerships and reviewing marketing, sales, product and acquisition strategies with the Chief Executive Officer. You may work at such locations as you reasonably determine, and we acknowledge that you will work primarily outside of the Company's corporate headquarters. The Company will reimburse you for reasonable business expenses, including without limitation the cost of


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telephone,  facsimile  and  computer  communication  from your home office.  The
Company understands and accepts that during the term of service you will engage and have an interest for your own account in business activities other than those related to the business of the Company, so long as such business activities do not compete with the business of the Company and you are in compliance with the terms of your Confidential Information, Inventions and Non-Competition Agreement with the Company. The Company agrees to take all commercially reasonable actions to assure your nomination as a Class II director at the next Annual Meeting of Stockholders.

     In exchange for your satisfactory performance of all consulting services, the Company shall provide monthly payments at the rate of $6,666.66 per month, and such payments shall be paid in accordance with MathSoft's customary practice as may be established or modified from time to time. In addition, as a non-employee director you will be eligible to receive automatic annual grants of 10,000 non-qualified options to purchase shares of the Company's common stock commencing on February 3, 2001 and each February 3rd thereafter pursuant to the terms of the Company's 1992 Non-Employee Directors Stock Option Plan for so long as you remain a non-employee member of the Board of Directors. Such payments shall be made in lieu of any other payments you would otherwise be eligible to receive as a member of the Board of Directors of the Company.

     You expressly agree and understand that you will be an independent contractor and nothing in this Agreement nor the services hereunder shall be construed to create a relationship of employer and employee. As such, you shall not be entitled to receive any other compensation or any benefits (including, without limitation, such items as health and disability benefits) from the Company except as provided in your Severance Agreement and General Release. Except as otherwise required by law, the Company shall not withhold any sums or payments made to you for social security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely your responsibility. Further, you understand and agree that you are not covered under either the unemployment compensation laws or the workers' compensation laws.

     The provisions of this agreement shall be binding upon and inure to the benefit of the Company's successors or assigns.

                                         Sincerely,

                                         MATHSOFT,  INC.

                                         /s/  June  L.  Rokoff
                                         ---------------------
                                         By:  June  L.  Rokoff
                                         Director and Chairperson of the
                                         Compensation  Committee

Acknowledged  and  agreed  to
this 29th day of January, 2001

/s/  Charles  J.  Digate
------------------------
Charles  J.  Digate


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